Exhibit 99.3

FORM OF STRATEGIC IR/PR SERVICES AGREEMENT

THIS STRATEGIC IR/PR SERVICES AGREEMENT (the “Agreement”) is made on this 24th day of April, 2025 (the “Effective Date”) between Alpha Tau Medical Ltd., whose address is at 5 Kiryat HaMada St. Jerusalem 9777605 (the “Company”), and Oramed Ltd., whose address is at 1185 Avenue of the Americas, NY, NY 10036 USA (“Oramed”), each shall hereinafter be referred to as a “Party” and collectively, the “Parties”.

WHEREAS:	the Parties mutually seek the provision by Oramed to the Company of certain strategic IR/PR services more fully set forth herein; and

WHEREAS:	Oramed represents to the Company that it possesses the requisite knowledge, skills, licenses and resources to perform the services set forth herein to the Company’s satisfaction and in accordance with all applicable laws and regulations; and

WHEREAS:	the Parties wish to set forth their respective rights and obligations with respect to the provision of such services.

NOW THEREFORE, the Parties hereto agree as follows:

1.	The Services

1.1.	The Company hereby engages Oramed, and Oramed hereby agrees, to provide to the Company comprehensive strategic Investor Relations and Public Relations management services, including those more fully set forth on Schedule A attached hereto, and any other services as may be mutually agreed in writing, in territories including the U.S., Israel and South Korea (the “Territories”) all in ongoing coordination with Company leadership (hereinafter, collectively, the “Services”).

1.2.	Oramed commits to engage with appropriate third parties at its own expense to assist with the Services in the Territories. Oramed shall ensure that such third party remain at all times in compliance with the terms of this Agreement, all applicable laws and regulations, and the relevant Company policies of which the Company has provided to Oramed. In any event, Oramed shall be responsible for the acts and omissions of such party or parties.

1.3.	All IR/PR plans, strategies, and all written materials prepared by Oramed or its agents of any kind, or in any format, including social media posts, publicity as well as all messaging for use in any discussions (including verbal discussions), intended presentation materials and Q&A materials concerning potential investment in or acquisition of the Company’s ordinary shares, shall, in each such instance, require the prior written approval of an authorized representative of the Company, which shall be the Company’s CEO or CFO, except where otherwise expressly designated by either the Company’s CEO or CFO. Oramed will meet with such representative every two weeks (and other times as appropriate) to review and discuss the proposed plans for approval.

1.4.	Without derogating from the covenants set forth below, the Services shall be performed at the highest professional and ethical standards and in strict accordance with all applicable laws and regulations, including, without limitation, securities laws and investor solicitation rules. Without derogating from the generality of the foregoing, Oramed covenants not to engage, directly or indirectly, in any activities that could be perceived as market manipulation, churning, and/or other attempts to artificially influence market activity or volumes. Further, Oramed acknowledges that the Company has adopted and made available an Anti-Bribery and Anti-Corruption Policy, an Insider Trading Policy, and other policies for maintaining the highest integrity in all its dealings (collectively, “Policies”) and which Oramed, and any party acting on behalf of Oramed in the performance of the Services, shall do its utmost to uphold, whether in performing the Services or otherwise. For the avoidance of doubt, failure by Oramed and/or by any agent or employee thereof to comply with the aforesaid laws, regulations and Policies shall be deemed a material breach of this Agreement.

1.5.	Nothing in this Agreement shall be interpreted as restricting the Company from obtaining from any other person or entity services of the same nature as the Services during the Term (as defined below) or thereafter in any way. Nothing in this Agreement shall be interpreted as restricting Oramed from supplying services of a similar nature to the Services to any third party who is not a competitor of the Company, as long as such services to such third party: (i) do not conflict with any obligation or undertaking of Oramed under this Agreement; and (ii) do not interfere with Oramed’s fulfillment of its obligations hereunder.

2.	Term and Termination

This Agreement shall commence upon the Effective Date and shall continue for a term of two years (the “Term”). Neither party may terminate prior to the end of the Term except where the other Party has materially breached this Agreement (if such breach is not cured, to the extent possible, within 10 calendar days from the date the breaching Party became aware of such breach) or has been accused of any crime or impropriety which pertains to activities which are similar in nature to the Services.

3.	Consideration

3.1.	As consideration for the performance of the Services (the “Fees”):

3.1.1.	The Company shall pay Oramed a non-refundable fee of $3,000,000 (Three Million United States Dollars), as follows:

3.1.1.1.	$500,000 (Five Hundred Thousand United States Dollars) shall be paid upon the due execution of this Agreement;

3.1.1.2.	$2,500,000 (Two Million Five Hundred Thousand United States Dollars) shall be paid in 5 (five) equal payments of $500,000 (Five Hundred Thousand United States Dollars) every six months thereafter.

3.1.2.	Additionally, subject to and conditioned upon, approval by the Company’s shareholders at its upcoming Annual General Meeting, the Company shall grant Oramed (i) 2.39 million warrants (the “First Warrants”) at an exercise price of $3.90 per share, and (ii) 847 thousand warrants at an exercise price of $3.474 per share (the “Second Warrants” and, together with the First Warrants, the “Warrants”; and such Ordinary Shares issuable upon exercise of the Warrants, the “Warrant Shares”), which shall be exercisable for a period of 2.5 (two and a half) years from the Effective Date, subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions and all subject to the terms set forth in the form of warrant attached hereto as Schedule B.

3.1.3.	The Parties agree and acknowledge that the Warrants and the Warrant Shares to be issued pursuant to this Agreement shall bear the following legend:

“NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

3.1.	All cash payments shall be paid by the Company via bank transfer within 30 days following Company’s receipt of an invoice setting forth a detailed description of the Services performed during the invoice period.

3.2.	The consideration set forth herein is inclusive of any and all taxes, as applicable, and Oramed shall bear full responsibility for all taxes of any kind or nature relating, directly or indirectly, to the Agreement. The Company shall withhold any taxes as required by law, unless Oramed furnishes to the Company a bona fide certificate of exemption or reduced withholding in advance of a payment of Fees, in which the Company will comply with the provisions of such certificate.

3.3.	Other than the consideration specified in Section 3.1 above, which consideration constitutes full consideration for the Services rendered hereunder, Oramed will not be entitled to any other consideration. For the avoidance of doubt, Oramed shall not be entitled to any reimbursement for expenses incurred in connection with this Agreement without the prior, express written consent of a duly authorized representative of the Company.

3.4.	As soon as practicable (and in any event within 60 calendar days of the date of this Agreement), the Company shall file a registration statement on Form F-3 (or other appropriate form if the Company is not then F-3 eligible) providing for the resale by Oramed of the Warrant Shares issued and issuable upon exercise of the Warrants. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 90 days (or, in the event of a “full review” by the Securities and Exchange Commission, the 120 days following the date hereof”) following the date of this Agreement and to keep such registration statement effective at all times until Oramed no longer owns any Warrants or Warrant Shares issuable upon exercise thereof.

4.	Oramed’s Undertakings and Covenants; Representations and Warranties

4.1.	Confidentiality/Insider Trading. For the removal of doubt, the Parties agree that the non-disclosure agreement executed by and between them as of March 26, 2025 (the “NDA”) shall remain in full force and effect and be likewise deemed to apply to this Agreement, and is hereby incorporated by reference such that all references to this Agreement (as may be amended between the Parties) shall be deemed to include the NDA. Without derogating from the generality of anything contained herein or therein, Oramed acknowledges that, in the course of the performance of the Services, Oramed and/or its employees, agents, directors and affiliates might become aware of material non-public information pertaining to the Company, and accordingly hereby covenant to remain at all times in full compliance with all applicable securities and insider trading laws and regulations.

4.2.	Intellectual Property. Oramed hereby covenants and warrants that any intellectual property which may be developed, improved, or discovered by Oramed, and/or by any party acting on its behalf in the course of the provision of the Services, including, without limitation, copyrighted material, publications, marketing materials or press releases, shall, without exception, belong solely, exclusively and irrevocably to the Company in perpetuity to use, or to not use, in its sole discretion.

4.3.	There is nothing which precludes Oramed from entering into this Agreement or from fulfilling its obligations hereunder. Oramed duly possesses all licenses and qualifications, permits and consents to enter into this Agreement and to perform the Services detailed herein. There is no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal, or administrative, by or before any governmental body or arbitrator which is alleged, pending, active, or, to Oramed’s knowledge, threatened against Oramed. Oramed undertakes to inform the Company immediately upon becoming aware of any change to the foregoing, and to maintain all necessary licenses, permits and grants in effect and in good standing for the duration of the Term.

4.4.	No Broker: Oramed represents that neither it nor its agents are a broker-dealer and as such will not act as a placement agent in connection with any merger, acquisition or financing transaction, nor will Oramed take commission-based fees for any Services provided hereunder.

4.5.	Oramed hereby covenants to hold harmless and to indemnify the Company, its affiliates, directors, officers, employees, and agents, against any losses, damages, penalties and expenses etc. incurred in connection with the provision of the Services or otherwise arising out of any violation of any applicable rules, laws, or regulations in connection with the Agreement, including, for the avoidance of doubt, by any act or omission of any Oramed agent in connection with this Agreement or the Services hereunder.

4.6.	Securities Law Compliance. Oramed has been advised that the Warrants and the Warrant Shares are characterized as “restricted securities” under the federal securities laws and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Oramed is aware that the Company is under no obligation to effect any such registration with respect to the Warrants and the Warrant Shares, or to file for or comply with any exemption from registration. Oramed has not been formed solely for the purpose of making this investment and is purchasing the Warrants and the Warrant Shares for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, any immediate distribution thereof, and that Oramed has no present intention of selling, granting any participation in, or otherwise distributing the same. Oramed does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Warrants or the Warrant Shares. Oramed is an “accredited investor” as such term is defined in as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act. The offer to sell the Warrants and Warrant Shares was directly communicated to Oramed by the Company. At no time was Oramed presented with or solicited by any leaflet, advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any other form of general advertising, or solicited or invited to attend a promotional meeting or any seminar or meeting by any general solicitation or general advertising.

4.7.	Access to Information. Oramed acknowledges that the Company has given Oramed access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by Oramed, and has furnished Oramed with all documents and other information required for Oramed to make an informed decision with respect to the purchase of the Warrants and the Warrant Shares.

4.8.	Brokers or Finders. Oramed has not engaged any brokers, finders or agents, and the Company has not and will not incur, directly or indirectly, as a result of any action taken by Oramed, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Warrants or the Warrant Shares.

4.9.	No Disqualification Events. With respect to the Warrants and the Warrant Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Oramed a copy of any disclosures provided thereunder.

4.10.	Oramed does not have currently and shall not have during the term of the provision of the Services, any outstanding agreement or obligation that is or will be in conflict with any of the provisions of this Agreement, or that would preclude Oramed from complying with the provisions hereof or otherwise restrict Oramed in any way in performing the Services.

4.11.	In signing this Agreement there is no breach of any other third-party agreement to which Oramed is a party and its signing of this Agreement does not require the approval of any third-party.

4.12.	Oramed shall not solicit or accept in connection with the performance of the Services, any gift, benefit, favor, loan, or any other thing of monetary value, from a person or an entity who is or is possibly connected, directly or indirectly, to either the business of the Company, a competitor of the Company or a potential competitor of the Company.

4.13.	Oramed shall not make any representations or warranties on behalf of the Company, without the Company’s prior written authorization.

5.	Relationship of Parties

The parties hereto hereby declare that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974 (the “Contractors Law”), and that nothing herein shall be interpreted as creating any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its affiliates and Oramed or any of its agents, employees or affiliates; Oramed expressly acknowledges that the Fees set forth herein are reflective of an independent contractor engagement only, and that neither Oramed nor any of its agents, affiliates and employees, are entitled to any social or other benefits resulting from an employer-employee relationship. Neither Party shall obligate or bind the other Party in any contract or undertaking.

6.	Miscellaneous

6.1.	The preamble and the schedules hereto shall form an integral part of this Agreement. All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

6.2.	Assignment; Third-Party Beneficiaries. Neither this Agreement nor any interest herein may be assigned by either Party without the prior written consent of the other Party.

6.3.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any other agreement, verbal or otherwise, except for the NDA which shall continue to remain in full force and effect in accordance with its terms. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the Parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

6.4.	Law; Jurisdiction. This Agreement and its annexes, including Schedule A, shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over any disputes arising hereunder.

6.5.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.6.	Notices. Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice) and will be deemed given: (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by facsimile or email with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

6.7.	Survival. The provisions of Sections 4 and 5 of this Agreement shall continue and remain in full force and effect following the termination or expiration of this Agreement, for whatever reason.

IN WITNESS WHEREOF, the parties have executed this Advisory Services Agreement as of the date first written above.

ALPHA TAU MEDICAL LTD.		ORAMED LTD.
By:	Uzi Sofer	By:	Nadav Kidron
Title:	CEO	Title:	Chief Executive Officer

ORAMED LTD.
By:	Avi Gabay
Title:	Chief Financial Officer

Schedule A

Description of Services

Oramed will advise on and manage investor engagement for the Company in the Territories, targeting both institutional and retail audiences, through a comprehensive strategy that includes communication planning, investor outreach, and visibility-building initiatives. Such activities include:

Oramed will engage with companies to target both institutional and retail investors, with an integrated news flow management system, structured roadshow strategy for multiple investor segments, analyst relations program, conference and event participation framework and digital engagement; all as more fully described immediately below.

*News Flow Management: Oramed will create and manage 30/60/90-day rolling news calendar for the Company, will review and update process with Company leadership, and provide consistent messaging across channels aligned with Company’s core value proposition;

*Retail Roadshow Framework: Oramed will arrange broker meetings for Company executives, and conduct money manager and fund outreach leveraging Oramed’s existing relationships;

*Digital Engagement: Oramed will establish and maintain a social media presence, organize and lead retail investor webinars and forums featuring Company leadership;

Annual Engagement Calendar: Oramed shall develop quarterly activities aligned with the Company’s reporting, work on strategic non-deal roadshows and perform targeted outreach to institutions based on compatibility with the Company’s profile;

Three-Meeting Framework: 1. Initial introduction meetings 2. Progress validation follow-ups 3. Investment decision discussions (via deal or open-market);

Strategic Targeting: Oramed’s targeting shall be tiered-approach based, leveraging Oramed’s existing relationships for warm introductions plus potential use of IR firm by Oramed, Investor webinars and forums featuring Company leadership;

Analyst Engagement: Oramed shall arrange quarterly one-on-one briefings with analysts, facilitate note updates after Company announcements, expand coverage initiatives to increase Company visibility; and

Conference Strategy: Oramed shall create annual conference calendar prioritized by strategic importance for the Company, and one-on-one meeting scheduling at conferences.

Schedule B

Form of Warrant

[to be provided separately]